EXHIBIT 10.7.8

Summary Description of November 3, 2008 Compensation Committee Action

Revising 2008 Executive Bonus Opportunities

At a meeting held on November 3, 2008, the Compensation Committee of the Board of Directors of CBL & Associates Properties, Inc. (the “Company”) approved the actions described below affecting the compensation of the following four individuals who currently qualify as “named executive officers” of the Company pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K (following the retirement of the Company’s fifth named executive officer effective March 31, 2008):

Name:	Title:
Charles B. Lebovitz	Chairman of the Board and Chief Executive Officer
John N. Foy	Vice Chairman of the Board, Chief Financial Officer and Treasurer
Stephen D. Lebovitz	Director, President and Secretary
Augustus N. Stephas	Chief Operating Officer – Senior Vice President

Pursuant to actions taken by the Compensation Committee at the meeting, the annual bonus compensation that named executive officers Stephen D. Lebovitz and Augustus N. Stephas will receive for performance during the 2008 fiscal year will be reduced to 50% of the maximum amounts previously approved as 2008 bonus compensation for such officers by the Compensation Committee at its November 5, 2007 meeting (as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2007). Charles B. Lebovitz and John N. Foy each advised the Compensation Committee that they declined to accept any bonus compensation for 2008 performance.

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